EXHIBIT 10.1
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                        LOT 3 OPTION AGREEMENT


     This LOT 3 OPTION AGREEMENT (this "Agreement") is made as of
August 5, 2003 (the "Effective Date"), by and between NB LOT 3, LLC, a Delaware limited liability company ("NB 3"), the address of which is 900 North Michigan Avenue, Suite 1400, Chicago, Illinois 60611, and MAUI BEACH RESORT LIMITED PARTNERSHIP, a Delaware limited partnership ("Optionee"), the address of which is 900-999 West Hastings Street, Vancouver, British Columbia V6C 2W2.


RECITALS:
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     A.    NB 3 is the record fee simple owner of that certain parcel of land situate at Kaanapali, District of Lahaina, Island and County of Maui, State of Hawaii, being Lot 102, area 26.692 acres, as shown on Map 86, filed in the Office of the Assistant Registrar of the Land Court of the State of Hawaii (the "Land Court") with Land Court Application No. 1744 of Pioneer Mill Company, Limited, and being land(s) described in Transfer Certificate of Title No. 630,552 issued to NB 3 (the "Property").

     B. Pursuant to and in accordance with that certain Property Purchase Agreement and Option dated as of August 4, 2003 (the "Lot 4 Purchase Agreement"), entered into by and among NB Lot 4, LLC, a Delaware limited liability company (the "Lot 4 Seller"), Optionee and NB 3, NB 3 agreed to grant to Optionee an option to purchase the Property from NB 3, on and subject to the terms and conditions set forth in this Agreement.


AGREEMENT:
---------

     In consideration of One Hundred Dollars ($100.00) paid by Optionee to NB 3, the Recitals set forth above, which by this reference are incorporated herein, the mutual promises and agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, NB 3 and Optionee hereby agree as follows:

     1. GRANT OF OPTION. NB 3 hereby grants to Optionee the exclusive right and option, upon and subject to the terms and conditions set forth herein (the "Option"), to purchase the Property, together with all of Seller's right, title and interest in and to the following property and other rights and interests (the "Additional Property"): (a) all buildings, structures, fixtures and other improvements, if any, located on or under the Property; and (b) all easements, rights-of-way, covenants, restrictions, reservations, privileges, licenses and other rights and interests, if any, appurtenant to the Property or running with the land comprising the Property.

     2. TERM. The term of the Option shall be two (2) years, commencing on the Effective Date and expiring at 4:00 p.m. (Hawaii Standard
Time) on the date which is two years after the Effective Date (the "Expiration Date").









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     3.    EXERCISE OF OPTION.  Provided that this Agreement shall not have been earlier terminated pursuant to Section 19 below, Optionee may exercise the Option at any time prior to 4:00 p.m., Hawaii Standard Time, on the Expiration Date by (i) delivering to NB 3 and the Escrow Agent (as defined below) written notice stating that Optionee is exercising the Option (the "Notice of Exercise"), and (ii) delivering to the Escrow Agent the Deposit (as defined below) in accordance with Section 5 of this Agreement. Notwithstanding anything to the contrary in this Agreement or the Lot 4 Purchase Agreement, but without limiting Section 19 of this Agreement, the rights of Optionee under this Agreement shall terminate if Optionee fails to timely deliver the Notice of Exercise and the Deposit in accordance with this Section 3. Further upon such failure, both NB 3 and Optionee shall be released from all further obligations under this Agreement, except for the continuing indemnity obligations under the Right-of-Entry Agreement and Section 30 of this Agreement and the confidentiality obligations under Section 31 of this Agreement.

     4.    CALCULATION OF PURCHASE PRICE.

     The purchase price (the "Purchase Price") to be paid by Optionee to NB 3 for the Property pursuant to this Agreement shall be the Base Price (as defined in subsection 4(a) below), adjusted as provided in subsection 4(b) below.

           (a)   BASE PRICE.

                 (i) The "Base Price" shall be the sum of (A) Twenty-Two Million Five Hundred Thousand U.S. Dollars (U.S. $22,500,000.00) plus
     (B) Sixty Thousand U.S. Dollars (U.S. $60,000.00), subject to the adjustment under subsection 4(b)(i), multiplied by the amount by which the Maximum Unit Count (as defined below) is greater than 350. As used herein, the "Maximum Unit Count" shall be the sum of (x) the maximum number of Units (as defined in Section 4(a)(ii) below) which may be developed on the Property pursuant to any development plan(s) for the Property prepared and submitted by or on behalf of Optionee, its successors and assigns, to the County of Maui (the "County") and for which a special management area use permit ("SMA Permit") has been issued by the County (or to the extent an SMA Permit is not required, for which building permit(s) have been issued by the County) ("Approved Development Plan"), and (y) the amount by which the maximum number of Units which may be developed on "Lot 4" (referenced in Section 13 below, and being the real property described in and covered by the Lot 4 Purchase Agreement) exceeds 700, either pursuant to an Approved Development Plan for Lot 4 submitted by or through Optionee, its successors and assigns, as the owner of Lot 4, or pursuant to any amendment or termination of the Lot 4 Unit Count Declaration (as defined in Section 10 (c)(xviii) below) caused or permitted by or through Optionee, its successors and assigns, as the owner of the Property.

                 (ii) As used in this Agreement, a "Unit" shall mean a single hotel room or suite hotel room, apartment unit, condominium unit, or dwelling of any kind; provided, however, that each single hotel room, suite hotel room, apartment unit, condominium unit or dwelling incorporating the "lock-off' design (which permits the unit owner to use a portion thereof as














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     a separate unit, and which is sometimes referred to as a "lock-off unit" or "convertible apartment unit") shall be counted as two Units for purposes of determining the total number of Units, regardless of whether such unit has more than one bedroom.

     (b)   ADJUSTMENTS TO BASE PRICE.

           (i)   CONSUMER PRICE INDEX ADJUSTMENT.

                 (A) If the Current Index (as defined below) is higher than the Comparison Index (as defined below) at the time of any calculation or recalculation of the Purchase Price, then the Base Price shall be increased by multiplying the $60,000.00 figure specified in subsection 4(a)(i) above by a fraction, the numerator of which is the Current Index and the denominator of which is the Comparison Index. For example, if the Comparison Index is 125 and the Current Index as of the first anniversary date is 130, the $60.000.000 figure would increase to U.S. $62,400.00. As used herein: "C.P.I." means the Consumer Price Index for All Urban Consumers (Base Year 1984-86 = 100) for Hawaii/City and County of Honolulu, published by the United States Department of Labor, Bureau of Labor Statistics; "Current Index" means the C.P.I. published as of the date of any calculation or recalculation of the Purchase Price or, if not published as of that date, then the date nearest to and immediately preceding such date; and "Comparison Index" means the C.P.I. published as of the earlier of (1) the date of the Notice of Exercise or (2) January 1, 2005 or, if not published as of that date, then the date nearest to and immediately preceding such date.

                 (B) If the C.P.T. is changed so that the base year differs from the base year that was used to determine the C.P.I. as of the Effective Date, then the C.P.I. shall be converted in accordance with the conversion factor published by the United States Department of Labor, Bureau of Labor Statistics. If the C.P.I. is discontinued or revised, the C.P.I. shall be replaced with such governmental index or computation as shall obtain substantially the same result as would otherwise have been obtained if the original C.P.I. had not been discontinued or revised.

           (ii) CHANGES IN UNIT COUNT. Upon issuance of an SMA Permit or building permit for an Approved Development Plan for either of Lot 4 or the Property after Closing, or upon any amendment or termination of the Lot 4 Unit Count Declaration, as referenced in subsection 4(a)(i) above, after Closing, an adjustment will be made by NB 3 and Optionee to the Purchase Price paid at Closing if and to the extent applicable based upon a recalculation of the Base Price pursuant to subsection 4(a)(i) above and the then-current Maximum Unit Count resulting from such Approved Development Plan or such amendment or termination. If, based upon any such recalculation, the Base Price is greater than the Base Price used to determine the Purchase Price at Closing, Optionee shall pay to NB 3, upon demand of NB 3, an additional amount equal to the increase in Base Price (adjusted in accordance with subsection 4(b)(i) above). Optionee shall give written notice to NB 3 promptly upon each issuance of an SMA Permit or building permit for an Approved Development Plan for Lot 4 or the Property, and promptly upon any amendment or termination of the Lot 4











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     Unit Count Declaration. The terms and conditions of this Purchase
     Price adjustment and payment obligation shall be set forth in an agreement (the "Price Adjustment Agreement"), substantially in the form attached as EXHIBIT "I" to this Agreement or such other form as may be agreed in writing by NB 3 and Optionee prior to Optionee's delivery of the Notice of Exercise, which Price Adjustment Agreement shall be executed and delivered at Closing by NB 3 and Optionee, and reference thereto will be included in the Lot 3 Unit Count Declaration (as defined in Section 14(c) below).

           (iii) SECURITY. Optionee's performance in full of its obligations under the Price Adjustment Agreement shall be secured by a mortgage (the "Price Adjustment Mortgage") in favor of NB 3 and covering the Property and the Additional Property, substantially in the form of the Lot 4 Mortgage (as defined in Section 19(a) below), to be executed by Optionee and recorded at Closing, and by a UCC Financing Statement relating to the Property and the Additional Property, substantially in the form of the UCC Financing Statement filed in connection with the Lot 4 Mortgage, to be filed at Closing. NB 3 shall subordinate its interests under the Price Adjustment Mortgage to a mortgage given by Optionee and recorded at Closing in favor of an unaffiliated lender to secure acquisition financing for the Property in an amount not to exceed 60% of the Purchase Price paid to NB 3 at Closing pursuant to this Agreement. Provided that Optionee is not then in default under the Price Adjustment Agreement or the Price Adjustment Mortgage, the Price Adjustment Mortgage shall be released from the Property at such time as an Approved Development Plan has been obtained for the Property, or from such subdivided portion(s) of the Property for which an Approved Development Plan has been obtained; provided, however, that such Approved Development Plan is for the full and final intended use of the Property, or the subdivided portion thereof covered by the Approved Development Plan, and provided further that such Approved Development Plan shall not anticipate, or otherwise provide for, future development of any portion of the Property (or such subdivided portion) in any manner which will or could increase the number of Units which may be developed on the Property. No such release (or partial release) of the Price Adjustment Mortgage shall be construed to release Optionee from its continuing liability and obligations under the Price Adjustment Agreement; provided, however, following completion of construction (as evidenced by issuance of certificates of occupancy) of all improvements covered by any Approved Development Plan, if such Approved Development Plan is for the full and final intended use of the Property, or the subdivided portion thereof covered by the Approved Development Plan, and if such Approved Development Plan, or any development or ownership documents (including, without limitation, condominium or time share declarations) relating to the land covered thereby, shall not anticipate, provide for, or otherwise reserve any rights relating to, future development of any portion of the Property (or such subdivided portion) in any manner which will or could increase the number of Units which may be developed on the Property, then, at the written request of Optionee, NB 3 shall release and discharge Optionee, in writing, from all such liabilities and obligations to the extent related to the Property (or subdivided portion thereof) that is the subject of such Approved Development Plan.

     5. PAYMENT OF PURCHASE PRICE. The Purchase Price, calculated as of the date of the Notice of Exercise, shall be payable by Optionee to NB 3 as provided below. All amounts payable hereunder shall be paid in United States dollars by electronic or wire transfer of









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or immediately available funds, in accordance with written instructions delivered by NB 3 Escrow Agent to Optionee, or in such other form as is acceptable to NB 3. Except as otherwise provided in this Agreement, all interest accruing on such deposits shall accrue for the benefit of Optionee.

     (a) DEPOSIT. As a condition precedent to Optionee's proper and effective exercise of the Option pursuant to Section 3 above, Optionee shall deposit into Escrow, prior to 4:00 p.m., Hawaii Standard Time, on the Expiration Date (and in no event later than two business days after Optionee's delivery of the Notice of Exercise pursuant to Section 3 above), the sum of THREE MILLION AND NO/100 U.S. DOLLARS (U.S. $3,000,000.00) (the "Deposit"), to be held and disbursed by Escrow Agent in accordance with subsection 5(b) below. The Deposit shall not be refundable to Optionee, except only as provided in Sections 11 and 19(b) of this Agreement.

     (b) DISBURSAL OF DEPOSIT TO NB 3. Immediately upon Optionee's exercise of the Option, as evidenced by delivery of the Notice of Exercise to Escrow Agent and NB 3 and delivery of the Deposit to Escrow Agent, in accordance with Sections 3 and 5(a) above, Escrow Agent shall release and disburse the Deposit to NB 3 (and shall release and disburse to Optionee all interest, if any, accrued on the Deposit prior to disbursal of the Deposit to NB 3). At Closing, the Deposit shall be applied toward the Purchase Price. All interest accrued on the Deposit after the date of disbursal to NB 3 pursuant to this subsection 5(b) shall accrue for the benefit of NB 3 and shall not be applied to the Purchase Price, nor shall such interest be payable to Optionee in or 19(b) of this the event of any refund of the Deposit to Optionee pursuant to Sections 11 Agreement. Optionee and NB 3 expressly, specifically, and irrevocably direct and authorize Escrow Agent to release and disburse the Deposit as provided in this subsection 5(b). Escrow Agent is hereby relieved of liability for so releasing and disbursing the Deposit to NB 3.

     (c) ADDITIONAL CASH AT CLOSING. On or before one business day prior to the Closing Date (as defined below), Optionee shall deposit into Escrow the balance of the Purchase Price, plus or minus the net amount to be paid by, or credited to, Optionee at Closing under Section 9 of this Agreement.


6.   TITLE.

     (a) DEED. At Closing, NB 3 shall convey the Property (and any Additional Property) to Optionee by a limited warranty deed (the "Deed"), substantially in the form attached as EXHIBIT "2" to this Agreement, or in such other form as may be agreed in writing by NB 3 and Optionee prior to Optionee's delivery of the Notice of Exercise, which Deed shall convey to Optionee fee simple title subject only to the Permitted Exceptions (as defined in subsection 6(b) below). Optionee agrees to and shall take title to the Property at Closing subject to the Permitted Exceptions.

     (b)   PERMITTED EXCEPTIONS.  Attached as EXHIBIT "3" to this
Agreement is a copy of a preliminary title report dated as of February 13, 2003 (the "Lot 3 Title Report") covering the Property, issued by Title Guaranty of Hawaii, Inc. Optionee acknowledges that, as provided in















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and pursuant to the Lot 4 Purchase Agreement, it has received copies of all recorded documents and maps referenced in the Lot 3 Title Report, other than documents related to the Amfac Mortgages (as defined in Section 9(a)(ii) below). Attached as EXHIBIT "4" to this Agreement is a list of exceptions, reservations, easements, and other items which NB 3 proposes shall be recited or referenced in the Deed as permitted encumbrances or exceptions to title and exclusions from NB 3's limited warranty under the Deed. If Optionee disapproves of any items listed in Exhibit "4" or any other exceptions or defects discovered by Optionee through its investigation of the state of the title to the Property, Optionee may, at its discretion, inform NB 3 of such disapproval by delivering written notice (the "Title Notice") thereof to NB 3 no later than sixty calendar days prior to the Expiration Date (and in no event later than ten days prior to Optionee's delivery of the Notice of Exercise). The Title Notice shall specify in detail the disapproved item(s), exception(s) and defect(s) (the "title defect"). Upon receipt of the Title Notice, NB 3 shall, at its option, notify Optionee in writing, delivered to Optionee no later than twenty calendar days prior to the Expiration Date, either: (i) that NB 3 shall agree to cure or otherwise remove the title defect from title and the Deed prior to the Closing Date; or (ii) that NB 3 shall not or cannot cure or otherwise remove the title defect, in which case, if Optionee delivers the Notice of Exercise, Optionee shall be deemed to have rescinded its disapproval of the title defect. Optionee agrees that NB 3 has no obligation to cure any title defect, except that NB 3 shall discharge from the Property the Amfac Mortgages and any other mortgages, deeds of trust, attachments and monetary liens (excepting, however, any mortgages and liens affecting the grantee's interest under the Grant of Lot 4 Access Easement (as defined in Section 10(c)(xx) below)) ("Monetary Liens"). Except for Monetary Liens, Optionee shall be deemed to have approved all items listed in Exhibit "4" and all other exceptions and defects affecting or encumbering the title to the Property existing as of the date of Optionee's effective exercise of the Option and not expressly and specifically disapproved in the manner provided above in this subsection 6(b). All such approved items are referred to in this Agreement as the "Permitted Exceptions."

     (c) TITLE INSURANCE. Prior to Optionee's delivery of the Notice of Exercise, Optionee may, at its option and expense, obtain a binding commitment (the "title commitment"), from a title insurance company (the "title company") licensed in the State of Hawaii, to issue at Closing an owner's policy of title insurance (the "title policy") with respect to the Property, with such extended coverage and endorsements as Optionee may require and in such amount as Optionee shall direct but not to exceed the Purchase Price, free of all Monetary Liens but subject to the Permitted Exceptions. Without limiting the terms of Section 19(b) of this Agreement, any failure of Optionee to obtain the title commitment, the title policy, or any other policy of title insurance or title assurances, shall not in any way affect Optionee's obligations under this Agreement.

     (d) ASSIGNMENT OF WASTEWATER CAPACITY. At Closing, NB 3 shall cause Kaanapali Development Corp., a Hawaii corporation ("KDC") (being an affiliate of NB 3), to deliver to Optionee an assignment of a portion of KDC's reserved wastewater capacity at the Lahaina Wastewater Treatment Plant, for use relating to the Property and for no other purpose, which wastewater capacity to be assigned shall be such amount as required by the County of Maui for Optionee's development on the Property of 550 Units or such lesser number of Units as shall be













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approved by appropriate governmental authorities for development on the
Property. Such assignment shall be substantially in the form attached as EXHIBIT "5" to this Agreement, or in such other form as may be agreed in writing by NB 3 and Optionee prior to Optionee's delivery of the Notice of Exercise (the "Assignment of Wastewater Capacity"). Optionee shall agree to and accept such assignment as indicated in the Assignment of Wastewater Capacity.

     7.    ESCROW.

     (a) OPENING. Immediately upon or (at the request of Optionee) before delivering the Notice of Exercise, NB 3 and Optionee shall open an escrow account ("Escrow") with Title Guaranty Escrow Services, Inc. (main office - 235 Queen Street, Honolulu, Hawaii) ("Escrow Agent"), for the transaction pursuant to this Agreement. Delivery to Escrow Agent of a fully executed copy of this Agreement shall constitute the opening of Escrow.

     This Agreement shall constitute joint escrow instructions to Escrow Agent. NB 3 and Optionee agree to execute such additional instructions not inconsistent with the provisions of this Agreement which may be required by Escrow Agent. NB 3 and Optionee agree that, as between NB 3 and Optionee, if there is any conflict between the terms of this Agreement and the provisions of any additional escrow instructions required by Escrow Agent, the terms of this Agreement shall control.

     (b) CANCELLATION. If the Closing fails to occur due to NB 3's default, including without limitation due to the failure of the conditions set forth in subsections I I (a), (b) or (d) of this Agreement or due to the failure of the conditions set forth in subsections I I (c) or (e) of this Agreement for reasons within the reasonable control of NB 3, NB 3 shall pay all Escrow Cancellation Charges. If the Closing fails to occur due to Optionee's default or due to the failure of the conditions set forth in subsections 11(c) or (e) of this Agreement for reasons within the reasonable control of Optionee, Optionee shall pay all Escrow Cancellation Charges. If the Closing fails to occur for any other reason, including without limitation due to the failure of the conditions set forth in subsections 1 I (c) or (e) for reasons beyond the reasonable control of NB 3 or Optionee, NB 3 and Optionee shall each pay one-half of the Escrow Cancellation Charges. As used herein, the term "Escrow Cancellation Charges" means all fees, charges, and expenses charged by Escrow Agent to NB 3 or Optionee in connection with the Escrow, including all expenses charged in connection with issuance of the Lot 3 Title Report and other title matters. Nothing contained in this subsection 7(b) is intended to limit either NB 3 or Optionee from exercising the remedies available upon default as set forth in this Agreement.

     8.    CLOSING.

     (a) CLOSING DATE. As used in this Agreement, the term "Closing" means the time when the Deed is recorded at the Land Court, and all other events or actions to occur on the Closing Date in accordance with this Agreement (including without limitation those to occur upon satisfaction or waiver of the conditions set forth in Section I1 of this Agreement) are consummated. The "Closing Date" shall be the date that is fourteen calendar days after the















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Option is effectively exercised pursuant to this Agreement (or the first business day thereafter if such date is not a business day).

     (b) CLOSING DOCUMENTATION. On or before two business days prior to the Closing Date, NB 3 and/or Optionee, as appropriate, shall deliver to Escrow Agent the following documents:

           (i) NB 3'S CLOSING DOCUMENTS. NB 3 shall deliver to Escrow Agent the following documents (the "NB 3 Closing Documents"):

                 (A) the Deed, executed and acknowledged by NB 3 and in recordable form;

                 (B) the Assignment of Wastewater Capacity, executed and acknowledged by KDC;

                 (C)  the Lot 3 Unit Count Declaration (as defined in
           Section 14(c) below), executed and acknowledged by NB 3 and in recordable form;

                 (D) the Assignment of SMA Requirements Agreement (as defined in Section 14(b) below), executed and acknowledged by NB 3;

                 (E) the Assignment of Water Quality Monitoring Right of Entry (as defined in Section 15 below), executed and acknow-ledged by NB 3;

                 (F)  the Trade Name License Agreement (as defined in
           Section 36 below), executed by the Service Mark Holder (as defined in Section 36 below);

                 (G) such affidavit and indemnity, executed and acknowledged by NB 3, in such form as shall be reasonably agreed by NB 3 and the title company to cause the title company to delete from the title policy, if any, all exceptions for mechanics', materialmen's and similar liens and leases, occupancy agreements and parties in possession (excepting the Water Quality Monitoring Right of Entry (as defined in Section 10 (c)(xvii) below) the Lot 3/Lot 4 Access Roadway Construction Agreement (as defined in Section 10 (c)(xxi) below), and those relating to use of the Public Open Space Area pursuant to the Public Open Space Declaration (as defined in Section 10(c)(v) below), and further excepting any liens which may affect the Property relating to or as a result of Optionee's activities on the Property, pursuant to Section 10 of this Agreement or otherwise);

                 (H) the NB 3 Certificates (as defined in Section 18(a) below);




















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                 (I)  a certificate of the corporate secretary of the
           Managing Member (as defined in Section 18(a) below), stating that the NB 3 Resolutions (as defined in Section 18 (a) below) were duly adopted by the Managing Member's board of directors and evidencing the incumbency of the officers executing this Agreement and the NB 3 Closing Documents on behalf of the Managing Member, as NB.3's managing member;

                 (J) a certificate of good standing from the State of Hawaii Department of Commerce and Consumer Affairs showing KDC to be duly authorized to do business in the State of Hawaii and in good standing under the laws of the State of Hawaii;

                 (K) a certificate of the corporate secretary of KDC stating that its board of directors has duly adopted resolutions authorizing the execution, acknowledgement and delivery of, and the performance of such corporation's obligations under, the Assignment of Wastewater Capacity and evidencing the incumbency of the officers acting on behalf of such corporation;

                 (L) such other evidence of the authority of NB 3, the Managing Member, KDC, the Service Mark Holder and/or their respective members, officers and representatives acting on their behalf as the title company may reasonably request in connection with Closing;

                 (M) an affidavit or certification, executed by NB 3, in compliance with Internal Revenue Code, Section 1445(c) and the applicable regulations;

                 (N) either (i) a properly executed Hawaii Form N-289 certifying that NB 3 is a Hawaii resident or NB 3 has a permanent place of business in Hawaii or is qualified to do business in Hawaii, or (ii) a certificate or other evidence as contemplated by the State Withholding Provisions (as defined in subsection 8(c) below).

                 If NB 3 fails to deliver any such Form N-289 or other evidence, Optionee shall not be excused from its obligation to consummate the transactions contemplated herein, but rather may deduct and withhold from the Purchase Price an amount equal to five percent (5%) of the sales price of the Hawaii real property conveyed in connection with the transactions contemplated herein, as defined and required by the State Withholding Provisions. As described in subsection 8 (c) below, any amount so withheld shall be deemed to have been paid by Optionee as a part of the Purchase Price. Should NB 3 deliver evidence to Optionee that the Hawaii Department of Taxation has authorized a partial or total reduction




















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           in the amount required to be withheld from the Purchase Price pursuant to the State Withholding Provisions, Optionee may withhold only the amount required by the Department of Taxation to be withheld, if any, and any amount so withheld shall be deemed to have been paid by Optionee as part of the Purchase Price;

                 (O)  a tax clearance certificate from the Hawaii
           Department of Taxation, in compliance with Hawaii Revised Statutes Section 237-43;

                 (P) the Fill Agreement (as defined in Section 14(f) below), executed by PMCo (as defined in Section 14(f) below) and/or such of the Amfac-Related Entities (as defined in Section 20 below) as is applicable; and

                 (Q) such other documents or instruments as the title company may reasonably request to consummate Closing in accordance with this Agreement.


           (ii) OPTIONEE'S CLOSING DOCUMENTS. Optionee shall deliver to Escrow Agent the following documents (the "Optionee Closing
     Documents"):

                 (A) the Deed, executed and acknowledged by Optionee (or the Permitted Assignee or Successor, as those terms are hereinafter defined, as applicable) and in recordable form;

                 (B) the Assignment of Wastewater Capacity, executed and acknowledged by Optionee (or the Permitted Assignee or Successor, as applicable);

                 (C) the Lot 3 Unit Count Declaration, executed and acknowledged by Optionee (or the Permitted Assignee or Successor, as applicable) and in recordable form;

                 (D) the Assignment of SMA Requirements Agreement, executed and acknowledged by Optionee (or the Permitted Assignee or Successor, as applicable);

                 (E) the Assignment of Water Quality Monitoring Right of Entry, executed and acknowledged by Optionee (or the Permitted Assignee or Successor, as applicable);

                 (F) the Trade Name License Agreement, executed by Optionee (or the Permitted Assignee or Successor, as applicable);






















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                 (G)  the Optionee Certificates (as defined in Section
           18(b) below);

                 (H) a certificate of the corporate secretary of the General Partner (as defined in Section 18(b) below) stating that Optionee's Resolutions (as defined in Section 18 (b) below) were duly adopted by the General Partner's board of directors and evidencing the incumbency of the officers executing this Agreement and the Optionee Closing Documents on behalf of the General Partner, as Optionee's general partner;

                 (I) If the Permitted Assignee or Successor that takes title to the Property (or its general partner or managing member or the General Partner) is a corporation, a certificate of the corporate secretary of each such corporation stating that the Optionee Resolutions were duly adopted by the board of directors of each such corporation and evidencing the incumbency of the officers executing the Optionee Closing Documents on behalf of each such corporation;

                 (J) such other evidence of the authority of Optionee or the Permitted Assignee or Successor and/or their respective officers and representatives as the title company or NB 3 may reasonably request in connection with this Agreement and Closing;

                 (K) the Fill Agreement, executed by Optionee (or the Permitted Assignee or Successor, as applicable); and

                 (L) such other documents or instruments as the title company may reasonably request to document and consummate Closing in accordance with this Agreement.


     (c) CLOSING OF ESCROW. On the Closing Date, if the conditions precedent set forth in Section 11 of this Agreement are satisfied or waived in writing by the party benefiting from such conditions, Escrow Agent shall disburse to NB 3 the Purchase Price (less the Deposit to the extent the Deposit was earlier disbursed to NB 3 pursuant to Section 5(b) above, and also less NB 3's share of the closing costs, Escrow Agent's fees, and applicable prorated items according to Section 9 of this Agreement), shall record the Deed and the Lot 3 Unit Count Declaration at the Land Court, and shall deliver the NB 3 Closing Documents to Optionee and the Optionee Closing Documents to NB 3. NB 3 acknowledges and agrees that Optionee may be required to withhold a portion of the Purchase Price pursuant to Section 235-68 of the Hawaii Revised Statutes (the "State Code") (Section 235-68 of the State Code, together with any regulations now or hereafter promulgated thereunder, being collectively referred to herein as the "State Withholding Provisions"). Any amount properly so withheld by Optionee, in accordance with subsection 8(b)(i)(O) above, shall be deemed to have been paid by Optionee as part of the Purchase Price.

     (d) POSSESSION. Possession of the Property shall be delivered to Optionee at Closing, subject only to such rights to the Property constituting or arising out of the Permitted Exceptions.

     9. CLOSING COSTS AND PRORATIONS. Except as otherwise specifically provided in this Agreement, Optionee shall be responsible for all closing costs incurred by Optionee, and NB 3 shall be responsible for all closing costs incurred by NB 3, including each of their respective attorney's fees.

     (a) NB 3's CLOSING COSTS. At Closing (if not earlier paid), NB 3 shall pay the following:

           (i) the cost of the Lot 3 Title Report and the cost of the base (i.e., standard coverage) portion of the title policy referenced in Section 6(c) of this Agreement, if any (excluding the cost of any extended coverage or endorsements);

           (ii) recording fees and other costs, if any, for the release of the Property from all Monetary Liens, including without limitation
     (A) Additional Security Mortgage, Security Agreement, and Financing Statement dated November 1, 2000, recorded at the Bureau of Conveyances of the State of Hawaii (the "Bureau") as Document No. 2000-156571 and at the Land Court as Document No. 2662799, as amended, and (B) Mortgage, Security Agreement and Financing Statement dated November 14, 2002, recorded at the Bureau as Document No. 2002-203004 and at the Land Court as Document No. 2860723, and
     (C) UCC Financing Statement recorded at the Bureau as Document
     No. 2002-203005 (collectively, the "Amfac Mortgages");

           (iii) recording fees and other costs, if any, for any releases, discharges or other curative documents or actions which NB 3 commits to deliver and/or take in accordance Section 6(b) of this Agreement;

           (iv) any rollback taxes and special assessments assessed against the Property as of the Closing Date or payable at Closing in connection with the transfer of the Property to Optionee;

           (v) any conveyance tax payable in connection with the sale by NB 3 of the Property to Optionee; and

           (vi)  one-half (%2) of Escrow Agent's fees.

     (b) OPTIONEE'S CLOSING COSTS. At Closing, Optionee shall pay the following:

           (i) all costs of any extended coverage (ALTA or otherwise) or endorsements under the title policy, if any, as well as all costs of any additional policy or policies of title insurance requested by Optionee or Optionee's lender, if any, in connection with this transaction, and any endorsements or extended coverage thereto;

           (ii) all costs and charges in connection with any survey or staking of the Property requested by Optionee or Optionee's lender, if any, in connection with this transaction;

           (iii) all recording fees (except as otherwise specified in Section 9(a) above); and

           (iv)  one-half (1/2) of Escrow Agent's fees.


     (c) OTHER CLOSING COSTS. Escrow Agent shall apportion all other closing costs, if any, in a manner customary for real estate transactions of this nature in the State of Hawaii.

     (d) REAL PROPERTY TAXES. All real property taxes applicable to the Property (other than rollback taxes and special assessments, if any) shall be prorated between NB 3 and Optionee as of the Closing Date. If the current year's taxes have not been determined as of the Closing Date, proration shall be based on the previous year's taxes, with such proration to be final in all respects.

     (e) OTHER PRORATIONS. Other customary prorations, if any, shall be prorated between NB 3 and Optionee as of the Closing Date.


     10. DUE DILIGENCE PERIOD. Optionee shall be entitled to a period of time (the "Due Diligence Period") to investigate and evaluate, at Optionee's expense, the title and condition of the Property, the suitability of the Property for Optionee's intended purposes, and all other matters relevant to Optionee's acquisition, ownership, development, and use of the Property. The Due Diligence Period shall begin on the Effective Date and expire upon Optionee's delivery of the Notice of Exercise or any earlier termination of this Agreement.

     (a) During the Due Diligence Period, provided that Optionee is not in default under this Agreement, Optionee shall have the right, subject to the provisions of this Section 10 and at Optionee's sole cost and expense, to conduct such independent investigations, including soils tests, surveys, environmental site assessments, and other customary engineering tests and physical examinations of the Property, development or other permit analyses and feasibility studies, as Optionee, in its discretion, deems necessary or appropriate concerning Optionee's ownership and intended use or development of the Property or the suitability of the Property for use or development. Prior to conducting any tests, surveys, assessments, or other physical examinations on or otherwise affecting the Property before Closing, Optionee shall notify NB 3 of Optionee's intent to conduct such examinations, and of the nature and extent thereof, and shall obtain NB 3's written consent (which consent shall not be unreasonably withheld or delayed) prior to the commencement of any such physical examination.

     (b) Provided that Optionee is not in default under this Agreement, NB 3 shall grant to Optionee and its agents a nonexclusive license to enter upon the Property, during the Due Diligence Period, for the purpose of conducting tests, surveys, assessments, and other physical examinations on or otherwise affecting the Property pursuant to this Section 10. Prior to any such entry by Optionee on the Property, NB 3 and Optionee shall execute a right-of-entry agreement (the "Right-of-Entry Agreement") in the form attached as EXHIBIT "6" to this Agreement, which Right-of-Entry Agreement shall contain, among other things, insurance requirements and Optionee's release and indemnification of NB 3 and Amfac-Related Entities. Optionee agrees to and shall comply with all of the terms and conditions in the Right-of-Entry Agreement.

     (c) By signing this Agreement, Optionee acknowledges that, in addition to all other due diligence examinations and investigations performed or to be performed by or on behalf of Optionee, and Optionee's knowledge of the Property derived therefrom, Optionee is specifically aware of the following items relating to or potentially affecting the Property, and, prior to Optionee's delivery of the Notice of Exercise, shall have reviewed, considered and, upon delivery of the Notice of Exercise, accepted and agreed to the effects thereof on Optionee's purchase, acquisition, ownership and intended use, development and sale of the Property:

           (i) 1988 NORTH BEACH SMA. Special Management Area Use Permit and Shoreline Setback Variance (88-SMI-023, 88/SSV-002) issued by the County of Maui Planning Commission (Planning Director's Reports dated May 24, 1988 and July 19, 1988, and Supplemental Director's Report dated July 19, 1988, adopted by the County of
     Maui Planning Commission at its meeting on July 19, 1988 as its Findings of Fact, Conclusions of Law, Decision and Order), with respect to land generally described therein as the Kaanapali North Beach properties (the "Kaanapali North Beach Properties"), of which the Property is part (the "1988 North Beach SMA"). Optionee acknowledges having received a copy of the 1988 North Beach SMA.

           (ii) 1998 KOR SMA SETTLEMENT AGREEMENT. Settlement Agreement dated September 29, 1998, between Kaanapali North Beach Venture, Amfac Property Investment Corp. dba Amfac Maui, Kaanapali Ownership Resorts, L.P., and Amfac/JMB Hawaii, LLC, as Developers, and Robert Buchanan, David Chenoweth, Elizabeth Chenoweth, Randy Draper, James Johnson and Joanne Johnson, as Intervenors (the "1998 KOR SMA Settlement

     Agreement"). Optionee acknowledges having received a copy of the 1998 KOR SMA Settlement Agreement.

           (iii) 1998 KOR SMA.  Special Management Area Use Permit
     (SM 1970006) issued by the County of Maui Planning Commission (County of Maui Planning Commission Findings of Fact, Conclusions of Law, Decision and Order (Docket No. 88/SMI-023, 88/SSV-002,
     SM970006), effective December 14, 1998) (the "1998 KOR SMA"). Optionee acknowledges having received a copy of the 1998 KOR SMA.

           (iv) SHORELINE SETBACK AREA DECLARATION. Unilateral and Irrevocable Declaration of Perpetual Rights and Uses and Perpetual Restrictions (North Beach Shoreline Setback Area) dated December 29, 1998, recorded at the Bureau as Document No. 99-005138 and at the Land Court as Document No. 2513420; Amendment to Unilateral and Irrevocable Declaration of Perpetual Rights and Uses and Perpetual Restrictions (North Beach Shoreline Setback Area) dated December 6, 2000, recorded at the Bureau as Document No. 2000-170916 and at the Land Court as Document No. 2668965 (the "Shoreline Setback Area Declaration"). Optionee acknowledges having received a copy of the Shoreline Setback Area Declaration.

           (v) PUBLIC OPEN SPACE DECLARATION. Unilateral and Irrevocable Declaration of Perpetual Rights and Uses and Perpetual Restrictions (North Beach Public Open Space/Recreation Area) dated December 29, 1998, recorded at the Bureau as Document
     No. 99-005139 and at the Land Court as Document No. 2513421, as amended by instrument dated December 6, 2000, recorded at the Bureau as Document No. 2000-170915 and at the Land Court as Document No. 2668964 (the "Public Open Space Declaration"). Optionee acknowledges having received a copy of the Public Open Space Declaration.

           (vi) NORTH BEACH UNIT COUNT AND DRAINAGE DECLARATION. Unilateral Declaration of Restrictions; Joinder Agreement (North Beach Unit Count and Drainage) dated February 15, 2001, recorded at the Bureau as Document No. 2001-022448 and at the Land Court as Document No. 2683897 (the "North Beach Unit Count and Drainage Declaration"). Optionee acknowledges that a copy of the North Beach Unit Count and Drainage has been delivered to Optionee.

           (vii) SMA REQUIREMENTS AGREEMENT. Kaanapali North Beach/ Kaanapali Ocean Resort SMA Requirements Agreement dated December 6, 2000, between Amfac Property Investment Corp., Kaanapali Ownership Resorts, L.P., Amfac Property Development Corp., Pioneer Mill Company, Limited, and SVO Pacific, Inc. (the "SMA Requirements Agreement"); Assignment and Assumption of Kaanapali North Beach/Kaanapali Ocean Resort SMA Requirements Agreement dated December 21, 2000, between Amfac Property Investment Corp., Amfac Hawaii, LLC, a Hawaii limited liability company ("AHI") and KDC; Assignment and Assumption of Kaanapali North Beach/Kaanapali Ocean Resort SMA Requirements Agreement dated November 22, 2002, between AHI, KDC, NB Lot 2, LLC, NB Lot 4, LLC, and NB 3;
     Assignment and Assumption of Kaanapali North Beach/Kaanapali Ocean Resort SMA Requirements Agreement; Agreement Regarding SMA Requirement dated as of August 5, 2003, between the Lot 4
     Seller and Optionee pursuant to the Lot 4 Purchase Agreement. Optionee acknowledges having received copies of the SMA Requirements Agreement and the referenced assignments.

           (viii) LOT 2 UNIT COUNT DECLARATION. Declaration of Covenants, Conditions and Restrictions; Joinder dated December 6, 2000, recorded at the Bureau as Document No. 2000-170918 and at the Land Court as Document No. 2668974; Amendment to Declaration of Covenants, Conditions and Restrictions Joinder dated January 31, 2003, recorded at the Bureau as Document No. 2003-018974 and at the Land Court as Document No. 2887174 (the "Lot 2 Unit Count Declaration"). Optionee acknowledges having received a copy of the Lot 2 Unit Count Declaration.

           (ix) KOR UNIT COUNT DECLARATION. Declaration of Restrictions (Unit Count) dated February 15, 2001, recorded at the Bureau as Document No. 2001-032604 and at the Land Court as Document
     No. 2688326 (the "KOR Unit Count Declaration"). Optionee acknowledges having received a copy of the KOR Unit Count
     Declaration.

           (x) NORTH BEACH CCRs. Declaration of Covenants, Conditions, Easements and Restrictions for Kaanapali North Beach dated
     December 6, 2000, recorded at the Bureau as Document No. 2000
     170917 and at the Land Court as Document No. 2668967; Designation of Successor Declarant and Assignment of Declarant's Rights and
     Interests Under Declaration of Covenants, Conditions, Easements and Restrictions for Kaanapali North Beach dated

     December 21, 2000, recorded at the Bureau as Document No. 2001-022804 and at the Land Court as Document No. 2684122 (the "North Beach CCRs"). Optionee acknowledges having received a copy of the North Beach CCRs.

           (xi) NORTH BEACH CCRs SUPPLEMENTAL DECLARATION. Supplemental Declaration to Declaration of Covenants, Conditions, Easements and Restrictions for Kaanapali North Beach dated as of August 5, 2003, recorded at the Bureau and at the Land Court (the "North Beach CCRs Supplemental Declaration"), pursuant to the Lot 4 Purchase Agreement. Optionee acknowledges having received a copy of the North Beach CCRs Supplemental Declaration.

           (xii) SHORELINE ZONE PLAN. Kaanapali North Beach Shoreline Zone Plan, revised November 1997, Revision No. 2 December 1998, approved by County of Maui Planning Commission at its January 26, 1999 meeting (the "Shoreline Zone Plan"). Optionee acknowledges having received a copy of the Shoreline Zone Plan.

           (xiii) EMPLOYEE HOUSING CONCEPT PLAN. Kaanapali North Beach Employee Housing Concept Plan, revised January 1998 (the "Employee Housing Concept Plan"). Optionee acknowledges having received a copy of the Employee Housing Concept Plan.

           (xiv) DRAINAGE MASTER PLAN. Drainage Master Plan Kaanapali -- North Beach (Mauka and Makai) dated April 2000, prepared by Sato & Associates, Inc. (the "Drainage Master Plan"). Optionee acknowledges having received a copy of the Drainage Master Plan.

           (xv) RECREATIONAL AND PARK PLAN. Kaanapali North Beach Recreational and Park Plan dated December 1990 (the
     "Recreational and Park Plan"). Optionee acknowledges having received a copy of the Recreational and Park Plan.

           (xvi) DESIGN GUIDELINES. Design Manual Kaanapali Beach Resort, North Beach (Revised December 1996), prepared by The Odermatt
     Group, and approved by letter dated December 31, 1996, from David W. Blane, Director of Planning, County of Maui (the "Design
     Guidelines"). Optionee acknowledges having received a copy of the Design Guidelines.

           (xvii) WATER QUALITY MONITORING RIGHT OF ENTRY. License and Right of Entry Agreement dated May 21, 2002, between KDC, AHI and SVO Pacific, Inc. (the "Water Quality Monitoring Right of

     Entry"); Partial Assignment and Assumption of License and Right of Entry Agreement (Water Quality Monitoring) dated as of August 5, 2003, between the Lot 4 Seller and Optionee pursuant to the Lot 4 Purchase Agreement; Optionee acknowledges having received a copy of the Water Quality Monitoring Right of Entry and the referenced assignment.

           (xviii) LOT 4 UNIT COUNT DECLARATION.  Declaration of
     Restrictions (Lot 4 Unit Count) dated as of August 5, 2003, recorded at the Bureau and at the Land Court (the "Lot 4 Unit Count
     Declaration"), made by Optionee for the benefit of NB 3 pursuant to the Lot 4 Purchase Agreement. Optionee acknowledges having received a copy of the Lot 4 Unit Count Declaration.

           (xix) LOT 3 RESTRICTIVE COVENANT. Declaration of Restrictions (Permit Applications) dated as of August 5, 2003, recorded at the Bureau and at the Land Court (the "Lot 3 Restrictive Covenant"), made by NB 3 in favor of Optionee pursuant to the Lot 4 Purchase Agreement Optionee acknowledges having received a copy of the Lot 3
     Restrictive Covenant.

           (xx) GRANT OF LOT 4 ACCESS EASEMENT. Grant of Easement and Agreement (Access, Entry Feature and Landscaping) dated as of
     August 5, 2003, recorded at the Bureau and at the Land Court (the "Grant of Lot 4 Access Easement"), between NB 3 and Optionee pursuant to the Lot 4 Purchase Agreement. Optionee acknowledges having received a copy of the Grant of Lot 4 Access Easement.

           (xxi) LOT 3/LOT 4 ACCESS ROADWAY CONSTRUCTION AGREEMENT.
     Lot 3/Lot 4 Access Roadway Construction Agreement dated as of
     August 5, 2003 (the "Lot 3/Lot 4 Access Roadway Construction
     Agreement"), between the Lot 4 Seller and Optionee pursuant to the Lot 4 Purchase Agreement. Optionee acknowledges having received a copy of the Lot 3/Lot 4 Access Roadway Construction Agreement.

           (xxii) KAANAPALI WATER CORPORATION TARIFF. Kaanapali Water Corporation Rules and Regulations Governing Water Service to Consumers and Water Rate Schedules (KWC Tariff No. 1), effective June 9, 1980 (the "KWC Tariff'). Optionee acknowledges having received a copy of the KWC Tariff.

           (xxiii) PARTIAL CANCELLATION OF RESERVED EASEMENT RIGHTS. Partial Cancellation of Reserved Easement Rights dated as of
     August 5, 2003, recorded at the Bureau (the "Partial Cancellation of Reserved Rights"), made by certain of the Amfac-Related Entities pursuant to the Lot 4 Purchase Agreement. Optionee acknowledges having received a copy of the Partial Cancellation of Reserved Rights.

           (xxiv) AIRPORT OPERATIONS; RESIDUE. Portions of the Property and adjacent properties were previously used as an airport and, thus, have been subject to extensive activities related to the operation of an airport. As such, the Property may have been exposed to oils, fuels, and other residue from airport activities and operations, any of which may have a present and continuing effect on the Property and/or adjacent properties.

           (xxv) AGRICULTURAL OPERATIONS, RESIDUE. Portions of the Property and adjacent properties have been subject to extensive agricultural production and related agricultural activities, and, as such, the Property may have been exposed to organic waste, herbicides, and other residue from agricultural activities and operations, any of which may have a present and continuing effect on the Property and/or adjacent Properties. Optionee acknowledges having received a copy of a list, prepared by Hawaiian Agricultural
     Research Corporation, previously known as Hawaiian Sugar
     Planters' Association, of chemicals historically used by sugar plantations in the operation of cane fields. NB 3 makes no representations or warranties, however, that all or any of such chemicals have been used on the Property, or that the Property has not been exposed to chemicals not identified or included on the list.


     Optionee further acknowledges that, with respect to the foregoing items, NB 3 does not make any warranties or representations concerning such matters or the completeness or accuracy thereof, except only as expressly set forth in Section 18(a)(xii) of this Agreement.

     (d) During the Due Diligence Period, provided that Optionee is not in default under this Agreement, NB 3 shall make available to Optionee (for review and copy, at Optionee's expense), during regular business hours and at such locations as NB 3 shall reasonably determine, such studies, reports, correspondence, agreements, documents, and other items (excluding privileged or confidential items, if any) materially relating to the Property and known by Tamara G. Edwards, senior vice president of NB 3, and/or John L. Higham, vice-president of NB 3 (after reasonably diligent and good faith investigations of the files and records of NB 3, KDC, and AHI, and reasonably diligent inquiries of the current employees and consultants of

NB 3, KDC, and AHI responsible for the management, operation and development of, and records relating to, the Property) to be in the custody or possession of NB 3, KDC, or AHI, and such other items (excluding privileged or confidential items, if any) reasonably requested by Optionee and reasonably obtainable by NB 3 during the Due Diligence Period (at no cost to NB 3, except to the extent the cost is paid directly by Optionee). Optionee acknowledges that with respect to such items, NB 3 does not make any warranties or representations concerning such items or the completeness or accuracy thereof, except only as expressly set forth in Section 18
(a)(xii) of this Agreement.

     Upon the written request of Optionee, NB 3 shall prepare and deliver, to such individuals, entities and/or authorities as Optionee shall reasonably identify as having information materially relating to the Property and Optionee's investigation thereof pursuant to this Agreement, a letter authorizing each of such parties to communicate and cooperate with Optionee, at Optionee's expense, with respect to Optionee's investigation of the Property pursuant to this Agreement, to the extent of such party's knowledge and information; provided, however, that such letter shall specifically exclude from any authorized communication privileged or confidential items.

     As used in this Agreement, the phrase "privileged or confidential items" means any documents or other materials or information: (i) that are or may reasonably be considered privileged communications between NB 3 (or any of the Amfac-Related Entities) and its counsel; (ii) that are subject to a presently effective confidentiality agreement; (iii) that contain information about assets or business activities of NB 3 or any of the Amfac-Related Entities that cannot reasonably be separated from information about the Property; or (iv) that are appraisals, valuations or any information about or relating to inquiries or offers to purchase the Kaanapali North Beach Properties, including the Property, or any part thereof.

     (e) Upon Optionee's delivery of the Notice of Exercise, Optionee will be deemed to have satisfied itself with the condition of the Property (as set forth in Section 10 below) and to have waived any right to terminate this Agreement based on the condition of the Property or such other matters referenced in this Section 10 or in Section I 1 below. Upon any termination of this Agreement, all studies, reports, and information obtained by Optionee from or through NB 3 concerning the Property, or otherwise provided by NB 3 pursuant to this Agreement, shall be immediately returned by Optionee to NB 3.

     (f) Optionee shall have the right to contact and communicate with appropriate County officials and employees regarding potential development of the Property; provided, however, that until the later to occur of Closing and release of the Lot 4 Mortgage (as defined in Section 19(a) below), Optionee will use reasonable and diligent good faith efforts to consult with, and keep NB 3 advised, as to material contacts or communication with such officials and employees relating to or affecting entitlements for, or development of, the Property or Lot 4.

     11.   CONDITIONS TO CLOSING.  Without limiting the terms of
Section 10 above and Section 19(b) below, Optionee's obligation to purchase the Property pursuant to this Agreement is conditioned upon each of the following:

           (a) NB 3's representations and warranties contained in or made pursuant to this Agreement being true and accurate as of the Closing Date, and NB 3 not being otherwise in material default under this Agreement.

           (b) The state of NB 3's title at Closing being as required by this Agreement, and NB 3 having possession of the Property on the Closing Date subject only to such rights to the Property constituting or arising out of Permitted Exceptions.

           (c) The title company shall confirm as of Closing its intention to issue the title policy in accordance with the title commitment, if any, obtained by Optionee in accordance with Section 6(c) above; provided that Optionee shall act in diligent good faith to cause such confirmation by the title company, and shall not cause through its act or omission any rejection by the title company of the title commitment or such confirmation.

           (d) NB 3 shall have executed, acknowledged where appropriate, and/or delivered to the Escrow Agent the NB 3 Closing Documents, in accordance with this Agreement.

           (e) There shall occur no material adverse change in the physical condition of the Property from the date that Optionee effectively exercises the Option through the Closing Date.


     If any of the conditions set forth in this Section 11 are not satisfied as of the Closing Date, and provided Optionee is not then in default hereunder, Optionee shall have the right to: (i) waive the condition(s) in question and proceed with Closing in accordance with this Agreement; or (ii) terminate this Agreement by written notice to NB 3; provided, however, that such right shall be cumulative with, and not to the exclusion of, any other rights and remedies of Optionee under this Agreement arising out of the failure to satisfy any such condition. Upon termination of this Agreement in accordance with this Section 11 due to the failure of the conditions set forth in subsections 11 (c) or (e), for reasons beyond the reasonable control of NB 3, both NB 3 and Optionee shall be released from all further obligations under this Agreement, except for the continuing indemnity obligations under the Right-of-Entry Agreement and
Section 30 of this Agreement and the confidentiality obligations under
Section 31 of this Agreement. Upon termination of this Agreement in accordance with this Section 11 for any reason, the Deposit (including interest, if any, accrued thereon prior to disbursal of the Deposit to NB
3) shall be returned to Optionee, and all studies, reports and information obtained by Optionee from or through NB 3 concerning the Property or otherwise provided by NB 3 pursuant to this Agreement, shall be immediately returned by Optionee to NB 3.

     12.   CONDITION OF PROPERTY "AS IS".

     (a) ACKNOWLEDGMENT OF PROPERTY CONDITION. Upon Optionee's delivery of the Notice of Exercise, Optionee acknowledges that it will have made such independent investigations as Optionee deems necessary or appropriate concerning Optionee's intended use, development and/or sale of the Property or the suitability of the Property for use, development and/or sale, including, but not limited to, investigations, and analyses of applicable Regulations (as defined in subsection 12(b) below) and Permits (as defined in subsection 12(b) below).

     (b) OPTIONEE ACQUIRING PROPERTY "AS IS". Excepting only the representations and warranties of NB 3 as and to the extent expressly set forth in Section 18(a) of this Agreement ("NB 3's Representations and Warranties"), Optionee is relying solely upon its own inspection, investigation, and analyses of the Property in entering into this Agreement and consummating the Closing, and Optionee is not relying in any way upon any representations, statements, agreements, warranties, studies, reports, descriptions, guidelines, or other information or material furnished by NB 3 or its representatives, whether oral or written, express or implied, of any nature whatsoever. Subject only to NB 3's Representations and Warranties, OPTIONEE IS ACQUIRING THE PROPERTY "AS IS," in its state and condition as of Closing. Subject only to NB 3's Representations and Warranties, no patent or latent condition affecting the Property in any way shall affect Optionee's obligations hereunder, nor shall any such condition give rise to any right of damage or rescission against NB 3 or any Amfac-Related Entities. Such conditions may include, without limitation, the effect of (including non-compliance with) any applicable laws, statutes, rules, regulations, ordinances, limitations, restrictions or requirements concerning the use, density, location, construction or suitability for use or development of the Property or any existing or proposed development or condition thereof (collectively the "Regulations"), including but not limited to zoning, land use, development plan, subdivision, building, construction, Hazardous Materials (as defined below), archaeological, historical, environmental, endangered or threatened species, or other such Regulations and any Regulations governing the maintenance, operation, nonuse or closing of groundwater wells, the diversion, discharge or runoff of water, or any other matters relating to water use, consumption and development on or affecting the Property or other properties; the necessity or availability of any special management area permits, development plan amendments, rezoning, zoning variances, conditional use permits, building permits, environmental impact statements, subdivision maps, condominium public reports, timeshare or subdivision registrations, and all other governmental permits, approvals, licenses, consents, authorizations, waivers or acts (collectively the "Permits"); the necessity and existence of all dedications, fees, charges, costs, or assessments which may be imposed by the County, the State of Hawaii, and any other governmental or quasi governmental agencies or entities in connection with use or development of the Property; the economic value of the Property; the size, dimensions, location, and topography of the Property, including its location within any flood zone, tsunami inundation zone or designated wetlands; the availability or adequacy of access to the Property, or of water, sewage, gas, electrical, or other utilities serving the Property; the presence or adequacy of infrastructure or other improvements on, near, or concerning the Property; the extent or condition of any grading or other site work relating to the Property or as may be hereafter required for any future development or redevelopment of the Property; any surface, soil, subsoil, geologic, drainage, or groundwater conditions or other physical conditions and characteristics of or affecting the Property, such as hazardous ground conditions, aircraft overflight, traffic, climate, drainage, air, water or minerals; water rights, if any, appertaining to the Property, including the continuation or validity of any past or present diversion, use and/or consumption of water on, from or affecting the Property; the identity of the Property as a habitat for endangered or threatened species of fauna or flora; the existence on or under the Property of any "Hazardous Materials," which, as used in this Agreement, shall include any and all substances regulated by, or defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," or "toxic substances" under any and all federal, state or local environmental, water pollution, hazardous substance, toxic material or waste law, ordinance, rule, regulation, judgment, order, decree or injunction applicable to the Property, including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C.
Section 6901, et seq, the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Section 1801, et seq., the Clean Water Act, as amended, 33 U.S.C. Section 1251, et seq., the Toxic Substances Control Act. as amended, 15 U.S.C. Section 2601 et seq. the Safe Drinking Water Act, as amended, 42 U.S.C. Sections 300f through 300j, and the Hawaii Environmental Response Law, Hawaii Revised Statutes, Chapter 128D (collectively "Hazardous Materials Laws"); the existence or condition of any surface or underground storage tanks on or under the Property; all items and matters disclosed by the Boundary Survey or any other survey of the Property; and all other matters concerning the condition, use, development, or sale of the Property. Excepting only NB 3's Representations and Warranties, NB 3 makes no representation or warranty concerning the Property or any of the matters described above.

     13. NORTH BEACH CCRS. Optionee acknowledges that the Property (together also with "Lot I", "Lot 2", "Lot 4", and "Kahekili Park" of the Kaanapali North Beach Properties, approximately as shown on the map attached as EXHIBIT "7" to this Agreement) is subject to the North Beach CCRs, and subject to the jurisdiction of the Kaanapali North Beach Master Association, Inc. (the "North Beach Association") formed pursuant to the North Beach CCRs, and related articles of incorporation and bylaws. Optionee, for itself and on behalf of its successors and assigns, agrees, as of Closing, to comply with, satisfy, and be bound by all of the terms, conditions and obligations (including, without limitation, assessment payment obligations) in or under the North Beach CCRs as and to the extent applicable to ownership, development, and/or use of the Property. Optionee further acknowledges that KDC (being an affiliate of NB 3) is the current holder of the interests of the "Declarant" in and under the North Beach CCRs. Optionee further acknowledges that, in accordance with the Lot 4 Purchase Agreement and as provided in the North Beach CCRs Supplemental Declaration, the "Land Points" for the Property and Lot 4 under the North Beach CCRs are subject to reallocation among the Property and Lot 4 in recognition of the density implications of development of the Property and Lot 4.

     14.   USE AND DEVELOPMENT OF PROPERTY.

     (a) PERMITS AND REGULATIONS. Optionee shall be responsible for obtaining, at its cost and expense, all Permits (as defined in Section 12(b) above) which may from time to time be required for Optionee's use, development or sale of the Property, or portions thereof, including the payment or other satisfaction of all fees, costs, charges, exactions, and other impositions in connection with such Permits, and for compliance, at its cost and expense, with all Regulations (as defined in Section 12(b) above) which may from time to time relate or apply to Optionee's use, development or sale of the Property. NB 3 makes no representations, assurances, or warranties in any way relating to the necessity or availability of any Permits which may be required or desired in connection with any use, development or sale of the Property, including any subdivision of the Property or any other proposed use or development of the Property by Optionee. NB 3 shall not be required to provide any assistance or support for, or joinder in, any application or action by Optionee relating to Permits required or desired for Optionee's use, development or sale of the Property, or otherwise in any way relating to Optionee's use of the Property; provided only that NB 3 agrees that it will not actively oppose, object to, intervene in, or otherwise interfere with any application for any and all Permits as Optionee requires for development of the Property consistent and in compliance with this Agreement, the North Beach CCRs, and the SMA Requirements Agreement, and otherwise consistent with permitted or accessory uses in residential, resort or hotel land use or zoning districts.

     (b) SMA REQUIREMENTS. Optionee acknowledges that the Kaanapali North Beach Properties, including the Property, or applicable portions thereof, are subject to the terms, conditions and requirements contained in the following (collectively, the "SMA Requirements"): The 1988 North Beach SMA; the 1998 KOR SMA Settlement Agreement; the 1998 KOR SMA; the Shoreline Setback Area Declaration; the Public Open Space Declaration; the North Beach Unit Count and Drainage Declaration; and the Lot 2 Unit Count Declaration. Optionee, for itself and on behalf of its successors and assigns, agrees, as of Closing and at its sole responsibility and expense, to comply with and satisfy all SMA Requirements relating or applicable to ownership, development, and/or use of the Property. Without limiting the foregoing, at Closing all rights, interests and obligations of NB 3 under the SMA. Requirements Agreement, to the extent such rights, interests and obligations pertain to the Property, shall be assigned to Optionee, and Optionee shall accept and assume all such rights, interests, and obligations of NB 3 in and under the SMA Requirements Agreement, to the extent they relate or are applicable to the Property, pursuant to an agreement (the "Assignment of SMA Requirements Agreement") substantially in the form attached as EXHIBIT "8" to this Agreement or in such other form as may be agreed in writing by NB 3 and Optionee prior to Optionee's delivery of the Notice of Exercise. Further without limiting the foregoing or subsection 14 (a) above, Optionee shall be responsible for complying with and satisfying, at its expense, any and all affordable housing and/or employee housing requirements relating to the Property, pursuant to the SMA Requirements or as may otherwise be imposed in connection with development and/or use of the Property.

     (c) LOT 3 UNIT COUNT DECLARATION. Optionee shall not, without the prior written consent of NB 3 (which consent may be withheld or conditioned at the sole and absolute discretion of NB 3), develop, or construct, or otherwise apply for or obtain any Permit for the development or construction of, more than 550 Units (as defined in Section 4(a)(ii) above) on the Property. Optionee, as the owner of Lot 3, further shall not, without the prior written consent of the Lot 4 Seller (which consent may be withheld or conditioned at the sole and absolute discretion of the Lot 4 Seller), amend the Lot 4 Unit Count Declaration in any way which will or may reduce the Unit count limitation recited therein to less than 700 Units, prior to a full release of the Lot 4 Mortgage in accordance with the terms thereof. At Closing, NB 3 and Optionee shall execute, deliver, and record a declaration of restrictions (the "Lot 3 Unit Count Declaration"), substantially in the form attached as EXHIBIT "9" to this Agreement or in such other form as may be agreed in writing by NB 3 and Optionee prior to Optionee's delivery of the Notice of Exercise, reciting the provisions of this subsection 14(c) and subsection 14(e) below as covenants running with and encumbering the Property for the benefit of NB 3 and the Lot 4 Seller.

     (d) INDEMNITY. Optionee agrees to and shall indemnify, defend and hold harmless NB 3 and Amfac-Related Entities from and against any and all claims, demands, losses, liabilities, obligations, penalties, fines, actions, causes of action, judgments, suits, proceedings, costs, disbursements, and expenses (including, without limitation, reasonable attorneys' and experts' reasonable fees and costs) of any kind or nature whatsoever which may at any time be imposed upon, incurred or suffered by, or asserted or awarded against, NB 3 or any Amfac Related Entities related to or arising out of any failure by Optionee after the Closing to satisfy and comply with the SMA Requirements, the SMA Requirements Agreement, the North Beach CCRs, and the Water Quality Monitoring Right of Entry, as and to the extent they relate or are applicable to the Property, or the Lot 3 Unit Count Declaration and the Assignment of SMA Requirements Agreement.

     (e) NO OPPOSITION TO LOT 4 DEVELOPMENT. In the event the Lot 4 Seller or any of the Amfac-Related Entities shall become the owner of Lot 4, either through foreclosure of the Lot 4 Mortgage or pursuant to a deed in lieu of such a foreclosure, Optionee agrees and covenants that it shall not oppose, object to, intervene in, or otherwise interfere with any application for any and all permits, consents or approvals from such governmental or quasi-governmental authorities as the Lot 4 Seller or the applicable Amfac-Related Entities, their respective successors and assigns, may deem necessary or desirable for the development of Lot 4 for purposes consistent with permitted or accessory uses in residential, multiple family, hotel, resort, resort commercial, neighborhood business, or similar land use or zoning districts; provided, however, that the foregoing covenant by Optionee shall not preclude Optionee from opposing, objecting to, intervening in, or otherwise interfering with any application for any such permit as and to the extent such permit would materially and adversely affect or impact (i) the drainage for the Property, or (ii) the obligations of Optionee under the SMA Requirements Agreement or any SMA Permit issued by the County with respect to the Property.

     (f)   DELETED.

     (g) PUBLIC OPEN SPACE DECLARATION. Optionee acknowledges that a substantial (ten acre) portion of the Property (being Easement 257 affecting the Property) is subject to the Public Open Space Declaration and contains the Public Open Space referenced in the North Beach CCRs. Optionee, for itself and on behalf of its successors and assigns, agrees to comply with, satisfy, and be bound by all of the terms, conditions and obligations in or under the Public Open Space Declaration, as and to the extent applicable to ownership, development and/or use of the Property. Without limiting the foregoing, Optionee further acknowledges that access to the Public Open Space Area is provided across the Property, and Optionee covenants and agrees that it shall allow and provide for continued access to the Public Open Space Area, in accordance with the Public Open Space Declaration and the North Beach CCRs, and that its use and development of the Property shall be subject thereto.

     (h) LOT 3/LOT 4 ACCESS ROADWAY CONSTRUCTION AGREEMENT. Optionee acknowledges that the Property is and shall be subject to the Lot 3/Lot 4 Access Roadway Construction Agreement, pursuant to which certain roadway improvements shall or may be constructed within Easement 267 affecting the Property, for primary vehicular access between Honoapiilani Highway and Lot
4. Optionee further acknowledges and agrees that such construction may occur prior to or after Closing, pursuant to and in accordance with the Lot 3/Lot 4 Access Roadway Construction Agreement.

     (i) DESIGN GUIDELINES. Optionee acknowledges that KDC has prepared, and has provided to Optionee, a proposed update to the Design Guidelines ("Draft Update") pursuant to the SMA Requirements Agreement. Optionee further acknowledges and agrees that KDC intends to and may submit (either prior to or after Closing) the Draft Update to the County, and that the Draft Update may be revised prior to or in connection with such submittal at the discretion of KDC (provided only that, unless this Agreement has terminated, any such revisions shall be delivered to Optionee, and any such revisions after Optionee's delivery of the Notice of Exercise materially affecting development of the Property by Optionee shall be subject to the prior approval of Optionee, which approval shall not be unreasonably withheld or delayed).

     15.   WATER QUALITY MONITORING RIGHTS OF ENTRY.  Pursuant to the
Water Quality Monitoring Right of Entry, SVO Pacific, Inc. ("SVOP"), as the owner of Lot 1, has a nonexclusive license and right of entry upon the Property, and NB 3 has nonexclusive license and right of entry upon Lot 1, for the purpose of conducting certain water quality monitoring activities in accordance with the 1998 KOR Settlement Agreement and the 1998 KOR SMA. At Closing, NB 3 shall assign to Optionee, and Optionee shall assume and accept from NB 3 all of its rights and obligations under the Water Quality Monitoring Right of Entry as such rights and obligations relate to the Property, by executing and delivering at Closing a document (the "Assignment of Water Quality Monitoring Right of Entry"), substantially in the form attached as EXHIBIT "10" to this Agreement or in such other form as may be agreed in writing by NB 3 and Optionee prior to Optionee's delivery of the Notice of Exercise. Optionee further agrees that it shall, after Closing and at the request of NB 3, grant to the Lot 4 Seller, to the extent of its interests in Lot 4, a nonexclusive license and right of entry upon the Property for the purpose of conducting water quality monitoring activities relating to development of Lot 4, in accordance with the 1998 KOR Settlement Agreement and the 1998 KOR SMA, on substantially the same terms as provided in the Water Quality Monitoring Right of Entry.

     16.   [RESERVED]

     17. ACKNOWLEDGMENT OF ADJACENT ACTIVITIES; WAIVER. Optionee acknowledges that the Property and any improvements constructed thereon have been, and/or may continue to be, affected periodically by noise, dust, smoke, soot, ash, odor, noxious vapors, transmission of surface water runoff, or other adverse environmental conditions and nuisances, including but not limited to those attributable to winddrift and other weather factors (hereafter called the "Surrounding Use Effects"), attributable to historical or currently existing agricultural use of, and operations on, the Property and/or lands in the vicinity of the Property, which include, but are not limited to: (a) cane milling, burning, harvesting, tending, as well as fertilization and pest and weed control;
(b) diversified agriculture operations; (c) cattle and other livestock grazing; (d) quarrying; (e) grading, improvement and maintenance of adjacent and surrounding properties, including roadways; (t) electrical transmission lines and facilities within or in the vicinity of the Property; and (g) irrigation of any and all surrounding lands with reclaimed water, treated effluent, or other non-potable water sources (hereafter called, collectively, the "Surrounding Operations"). Optionee, for itself and its successors and assigns, hereby expressly acknowledges the risks associated with such Surrounding Operations and the annoyances, inconveniences, and Surrounding Use Effects and nuisances created thereby, and expressly waives all rights to any claim against NB 3 and Amfac-Related Entities arising out of or in connection with such activities, annoyances, inconveniences and nuisances, including but not limited to (i) any right to seek damages attributable thereto, or (ii) the abatement or elimination thereof; and Optionee hereby further covenants and agrees for itself and any person or entity claiming by or through it and their respective successors and assigns, that neither NB 3 nor any of the Amfac-Related Entities shall be responsible or liable to Optionee, or any person or entity claiming by or through it and their respective successors and assigns, for the consequences of the Surrounding Use Effects. Without limiting the foregoing, Optionee further understands and acknowledges that the Hawaii Right to Farm Act (HRS Chapter 165) and Hawaii law limit the circumstances under which farming operations may be deemed to be a nuisance.

     18.   WARRANTIES AND REPRESENTATIONS.

     (a) NB 3's WARRANTIES. NB 3 makes the following representations and warranties which shall be true and correct as of the Effective Date and as of the Closing Date:

           (i) ORGANIZATION. NB 3 is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and NB 3's Managing Member is KLC Holding Corp., a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware (the "Managing Member"). NB 3 and the Managing Member are qualified to do business in the State of Hawaii. At or prior to Closing, NB 3 shall deliver to Escrow Agent (A) certificates of good standing from the State of Delaware, showing NB 3 and the Managing Member to be in legal existence and good standing under the laws of the State of Delaware, and (B) certificates of good standing from the State of Hawaii Department of Commerce and Consumer Affairs showing NB 3 and the Managing Member to be duly authorized to do business in the State of Hawaii and in good standing under the laws of the State of Hawaii (collectively, the "NB 3 Certificates").

           (ii) AUTHORIZATION. NB 3 has full power and authority to execute and deliver this Agreement, the NB 3 Closing Documents and all other documents to be executed and delivered by NB 3 under this Agreement and the authority to perform its obligations under this Agreement, the NB 3 Closing Documents and such other documents. At or prior to Closing, NB 3 shall deliver to Escrow Agent resolutions of the Managing Member's board of directors authorizing the execution of this Agreement by NB 3 and the sale of the Property and the performance of NB 3's other obligations pursuant to the terms of this Agreement and authorizing the person(s) executing instruments or agreements relating to such sale to execute, acknowledge and deliver this Agreement and the NB 3 Closing Documents on behalf of the Managing Member, as the managing member of NB 3 (the "NB 3 Resolutions").

           (iii) CONFLICTING OBLIGATIONS. To NB 3's Knowledge, neither the execution or delivery of this Agreement and the NB 3 Closing Documents, nor the consummation of the transactions contemplated herein or therein, will conflict with, or result in a breach of,
     (a) any contract, license or undertaking to which NB 3 is a party,
     (b) any judgment, order, decree, or injunction to which NB 3 is subject, (c) any laws or regulations applicable to NB 3 or the Property, or (d) any easements, covenants, restrictions, reservations, liens and other matters affecting title to the Property as of Closing.

           (iv) PROCEEDINGS. Except as may arise after the Effective Date, no legal or administrative suit, action or proceeding is pending or, to NB 3's Knowledge, threatened against NB 3 or the Property which (a) would adversely affect the NB 3's ability to consummate the transactions as contemplated in this Agreement, (b) alleges that the Property does not conform to the requirements of any currently applicable Permits, laws, regulations, or judicial or administrative judgment, orders, decree, or injunction, (c) alleges that the Property violates or does not conform with any easements, covenants, restrictions, reservations, liens and other matters affecting title to the Property, or (d) could result in a lien, attachment or lis pendens affecting all or any portion of the Property.

           (v) CONTRACTS; MECHANIC'S LIENS. Except as described or referenced in this Agreement, to NB 3's Knowledge, there are no unrecorded contracts affecting the Property which will continue to affect the Property after Closing. NB 3 shall cause to be discharged all mechanics' or materialmen's liens, if any, arising from any labor or material furnished to the Property prior to Closing (except those which relate to Optionee's activities on or relating to the Property pursuant to Section 10 (b) of this Agreement or pursuant to the Lot 3/Lot 4 Access Roadway Construction Agreement).

           (vi) CONDEMNATION, ZONING, ASSESSMENTS. Except as may arise after the Effective Date, to NB 3's Knowledge, there are no pending or threatened condemnation, zoning, or other formal land use regulation proceedings which could materially affect the Property, nor has NB 3 received written notice from an authorized taxing authority of any special assessment proceedings affecting the Property.

           (vii) LEASES. Except as may exist or arise under the SMA Requirements, the North Beach CCRs, or the Water Quality Monitoring Right of Entry, to NB 3's

     Knowledge, there are no leases, tenancy agreements, licenses or occupancy agreements affecting or relating to the Property or any unrecorded agreements granting any third party the right to use or occupy the Property, or any part thereof, which will remain in effect after Closing.

           (viii) FURTHER ENCUMBRANCES. Except as expressly permitted under this Agreement or the Lot 4 Purchase Agreement, from and after the Effective Date NB 3 shall not cause or permit the Property or any part thereof to be encumbered in any manner which would remain in effect after Closing, without the prior written consent of Optionee.

           (ix) HAZARDOUS MATERIALS. Except as may result or arise after the Effective Date, to NB 3's Knowledge, (a) there are no Hazardous Materials present on or under the Property in any quantity or manner that violates any Hazardous Materials Laws in effect as of the Effective Date, and (b) from and after December 1, 1988, NB 3 has not received any written notice that the Property is in violation of any Hazardous Materials Laws.

           (x) LAND USE REQUIREMENTS. To NB 3's Knowledge, neither NB 3 nor any of the Amfac-Related Entities is in material default under any of the SMA Requirements, the SMA Requirements Agreement, the North Beach CCRs, or the Water Quality Monitoring Right of Entry, as and to the extent affecting the Property, nor, to NB 3's Knowledge, has an event occurred which, with notice or the expiration of a grace or cure period, would result in a material default by NB 3 or any of the Amfac-Related Entities under any of the SMA Requirements, the SMA Requirements Agreement, the North Beach CCRs or the Water Quality Monitoring Right of Entry as and to the extent affecting the Property.

           (xi) WASTEWATER CAPACITY. KDC holds rights to reserved wastewater capacity at the Lahaina Wastewater Treatment Plant sufficient to assign to Optionee, pursuant to this Agreement, rights to such wastewater capacity as may be required by the County of Maui for Optionee's development on the Property of 350 Units.

           (xii) COMPLETENESS OF DOCUMENTS. To NB 3's Knowledge, all documents delivered by NB 3 to Optionee as provided in this Agreement are true and complete originals or copies of the originals of such documents.

           (xiii) TRADE NAME LICENSE AGREEMENT. The party that shall execute the Trade Name License Agreement as the Service Mark Holder shall be the holder of the federally registered service mark with respect to the term and word "Kaanapali" and shall have full authority to execute and deliver the Trade Name License Agreement and to license the use of such service mark.


     As used in this Section 18, the term "NB 3's Knowledge" means the actual knowledge of Tamara G. Edwards, Senior Vice President of NB 3, and John L. Higham, vice-president of NB 3 (such individuals being most responsible for accurate information relating to the matters set forth above), after reasonably diligent and good faith investigations of the files and records of NB 3 and the other Amfac Companies (as defined in Section 20 below), and reasonably diligent inquiries of the current employees and consultants of NB 3 and the other Amfac Companies responsible for the management, operation and development of the Property and records relating to the Property, KDC's reserved wastewater capacity at the Lahaina Wastewater Treatment Plant and the items listed in Section 10(c) of this Agreement.

     The representations and warranties of NB 3 set forth in this Section 18(a) shall survive Closing for a period of two years, and, upon the expiration of such two-year period said representations and warranties shall be of no further force and effect, Optionee shall have no further rights or remedies thereunder, and NB 3 shall have no further liability with respect thereto.

     (b) OPTIONEE'S WARRANTIES. Optionee makes the following representations and warranties which shall be true and correct as of the Effective Date and as of the Closing Date:

           (i) ORGANIZATION. Optionee is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, and Optionee's general partner is Northwest Maui Corporation, a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware (the "General Partner"). Optionee and the General Partner are qualified to do business in the State of Hawaii. At or prior to Closing, Optionee shall deliver to Escrow Agent (A) a certificate of good standing from the State of Delaware showing Optionee to be in legal existence and in good standing under the laws of the State of Delaware, and (B) a certificate of good standing from the State of Delaware showing the General Partner to be in legal existence and in good standing under the laws of the State of Delaware, and (C) certificates of good standing from the State of Hawaii Department of Commerce and Consumer Affairs showing Optionee and the General Partner to be duly authorized to do business in the State of Hawaii and in good standing under the laws of the State of Hawaii (collectively "Optionee's Certificates").

           (ii) AUTHORIZATION. Optionee has full power and authority to execute and deliver this Agreement, and Optionee (or the Permitted Assignee or Successor, as the case may be) shall have full power and authority to execute and deliver the Optionee Closing Documents and all other documents to be executed and delivered by Optionee (or the Permitted Assignee or Successor) under this Agreement and the authority to perform Optionee's obligations under this Agreement. At or prior to Closing, Optionee shall deliver to Escrow Agent a resolution of the board of directors of the General Partner (or the Permitted Assignee or Successor) authorizing the purchase of the Property and the performance of Optionee's other obligations pursuant to the terms of this Agreement and authorizing the person(s) executing instruments or agreements relating to such purchase to execute, acknowledge and deliver the Optionee's Closing Documents on behalf of the

     General Partner, as the general partner of Purchaser (or the Permitted Assignee or Successor) (the "Optionee Resolutions").

           (iii) BINDING OBLIGATIONS; CONFLICTING AGREEMENTS. This Agreement and all documents required hereby to be executed by Optionee are and shall be valid, legally binding obligations and enforceable against Optionee in accordance with their terms. Each of the persons signing this Agreement and all such other documents on behalf of Optionee (or the Permitted Assignee or Successor) is and shall be authorized to do so. To Optionee's knowledge, neither the execution or delivery of this Agreement, the Optionee Closing Documents or such other documents, nor the consummation of the transactions contemplated herein, will conflict with, or result in a breach of, (a) any contract, license, or undertaking to which Optionee is a party, (b) any judgment, order, decree, or injunction to which Optionee is subject, and (c) any laws or regulations applicable to Optionee.

           (iv) PROCEEDINGS; VIOLATIONS. No legal or administrative suit, action or proceeding is pending or, to Optionee's knowledge, threatened against Optionee which would adversely affect its ability to consummate the transactions as contemplated in this Agreement.


     19.   DEFAULT AND REMEDIES.

           (a) OPTIONEE'S DEFAULT/NB 3's REMEDIES. In the event of Optionee's default in the performance of any obligation or covenant under this Agreement prior to Optionee's effective exercise of the Option, NB may terminate this Agreement and further avail itself of any and all remedies available to it at law or in equity. In the event of Optionee's default in the performance of any obligation or covenant under this Agreement after Optionee's exercise of the Option and which causes Closing not to take place in accordance with this Agreement, NB 3 shall be released from any obligation to sell or otherwise convey the Property to Optionee, and NB 3 shall be entitled to retain the Deposit paid by Optionee under this Agreement, including all accrued interest, as liquidated damages for such default. In the event of Optionee's default in the performance of Optionee's obligations under this Agreement which does not prevent Closing from occurring, or of any other obligation or covenant of Optionee under this Agreement after the Closing Date, NB 3 may avail itself of any and all remedies available to it at law or in equity. NB 3 shall have no right to seek punitive damages from Optionee by reason of a default hereunder, and NB 3 hereby expressly waives any such right. Without limiting the foregoing, the occurrence of an "Event of Default" under that certain Mortgage, Security Agreement and Financing Statement dated as of August 5, 2003, recorded at the Bureau and also at the Land Court (the "Lot 4 Mortgage"), shall constitute a default by Optionee under this Agreement, and NB 3 may, in addition to, but not to the exclusion of, all other rights and remedies of NB 3 under this Agreement and all other rights and remedies of the Lot 4 Seller under the Lot 4 Mortgage, terminate the Option and this Agreement, after which Optionee shall have no further or continuing rights hereunder.

     (b) NB 3's DEFAULT/OPTIONEE'S REMEDIES. In the event of NB 3's default in the performance of any obligation or covenant under this Agreement which causes the Closing not to take place in accordance with this Agreement, Optionee, at its election, may: (i) avail itself of the equitable remedy of specific performance (to the extent reasonably capable of performance); or (ii) in addition to, but not to the exclusion of, Optionee's rights and remedies under subsection 19 (b)(iv) hereinbelow, terminate this Agreement (except for indemnity obligations under the Right-of-Entry Agreement and Section 30 of this Agreement and confidentiality obligations under Section 31 of this Agreement) by written notice to NB 3, whereupon the Deposit, including all interest accrued thereon prior to disbursal of the Deposit to NB 3, shall be returned to Optionee; or (iii) waive the default and proceed with the purchase of the Property in accordance with this Agreement; or (iv) avail itself of any other remedy available to it at law or in equity (provided, however, that the liability of NB 3 and any of the Amfac-Related Entities for damages shall not exceed Optionee's Actual Damages (as hereinafter defined), it being understood and agreed that Optionee shall not be entitled to recover (A) consequential damages of any kind, including but not limited to lost profits and/or lost business opportunities, (B) special damages, or (C) punitive damages and/or exemplary damages, or (D) any other damages in excess of Optionee's Actual Damages, however defined, alleged, plead or denominated). In the event of NB 3's default in the performance of any obligation or covenant of NB 3 under this Agreement which does not prevent the Closing from occurring, or of any other obligation or covenant of NB 3 under this Agreement after the Closing Date, Optionee may avail itself of any and all remedies available to it at law or in equity (provided, however, that the liability of NB 3 and any of the Amfac-Related Entities for damages and/or penalties shall not exceed, in the aggregate, the amount of the Purchase Price). Notwithstanding anything to the contrary contained in this Agreement or elsewhere, no parent, owner, affiliate, stockholder, member, director, officer, or board member of NB 3 or any of the Amfac-Related Entities shall have any personal liability pursuant to or in connection with this Agreement or the sale of the Property. For the purposes of this Section 19(b), "Optionee's Actual Damages" shall mean and be limited to reimbursement to Optionee for all out of pocket costs and expenses actually paid or incurred by Optionee for negotiation of this Agreement and for investigation of the Property and preparation for the Closing pursuant to this Agreement (in an aggregate amount not exceeding $200,000.00), plus other actual damages, if any, available to Optionee not exceeding, in the aggregate, an additional $500,000.00.

     (c) FEES AND COSTS. In any action at law or equity between NB 3 and Optionee occasioned by a default hereunder, the prevailing party shall be entitled to collect its reasonable attorney's fees and court costs actually incurred in the action from the non-prevailing party.

     20. AMFAC-RELATED ENTITIES. As used in this Agreement, "Amfac-Related Entities" shall mean NB 3, AHI, KDC, PMCo, Oahu MS Development Corp., a Hawaii corporation, Amfac Property Investment Corp., a Hawaii corporation, KLC Holding Corp., a Delaware corporation, Kaanapali Land, LLC, a Delaware limited liability company, NB Lot 2, LLC, a Delaware limited liability company, and NB Lot 4, LLC, a Delaware limited liability company (collectively, the "Amfac Companies"), and any officer, director, member, representative, employee, and/or agent thereof.

     21. TRANSFER OR ASSIGNMENT OF THIS AGREEMENT. Optionee shall not voluntarily or by operation of law assign, sell, or transfer any right, interest or obligation under this Agreement without NB 3's express prior written consent, which consent may be given or withheld in the sole and absolute discretion of NB 3; provided, however, that NB 3 shall not withhold its consent to an assignment of all of Optionee's rights, interests and obligations under this Agreement to any corporation, limited partnership, limited liability company or other business organization which Optionee uses or causes to be formed, and in which Intrawest Corporation, a corporation continued under the Canada Business Corporations Act, holds (directly or indirectly through subsidiaries) an ownership interest, for the purpose of purchasing, holding and developing the Property (a "Permitted Assignee"), provided that the Permitted Assignee shall expressly assume in writing all of Optionee's obligations under this Agreement. Except as otherwise expressly provided in writing signed by NB 3, no assignment by Optionee shall be construed or interpreted as a release of Optionee from any of its obligations under this Agreement, including the observance and performance of all terms, conditions and obligations contained in this Agreement, or from any liability for the failure to so observe or perform. Any attempted assignment of any or all of Optionee's rights, interests or obligations under this Agreement without NB 3's prior written consent shall be null and void. Each reference to "Optionee" in this Agreement shall also refer to a Permitted Assignee and any other assignee of Optionee's rights, interests and obligations under this Agreement to which NB 3 consents in writing (a "Successor"). NB 3 may assign its rights and obligations hereunder, to an affiliated entity in connection with a transfer of the Property thereto, without the approval or consent of Optionee.

     22. BINDING EFFECT. All of the obligations of Optionee as contained in this Agreement shall be binding upon and enforceable against each person or entity identified as Optionee herein, and their respective heirs, successors and assigns. All of the obligations of NB 3 as contained in this Agreement shall be binding upon and enforceable against each person or entity identified as NB 3 herein, and their respective successors and assigns, and against any person or entity to whom all or any portion of the Property may be transferred before the Closing.

     23. TIME OF ESSENCE. Time is of the essence of each and every provision of this Agreement.

     24. NOTICES. Any notice, consent, waiver, demand, request, or other instrument or communication to be given to or served upon any party hereto in connection with this Agreement must be in writing, and may be given by personal delivery or by certified or registered mail or by facsimile transmission followed by confirming "hard copy," and shall be deemed to have been given and received upon receipt, in the case of notice by personal delivery or facsimile transmission, or seven calendar days after a certified or registered letter containing such notice, properly addressed, with postage prepaid, is deposited in the United States mail. Such notices shall be given to the parties hereto at the following addresses:

           If to NB 3:      NB Lot 3, LLC
                            900 North Michigan Avenue, Suite 1400
                            Chicago, Illinois 60611
                            Attention:  Gary Nickele
                            Fax No.:  (312) 915-1023

           With a Copy to:  Scott D. Radovich
                            Case Bigelow & Lombardi
                            737 Bishop Street, Suite 2600
                            Honolulu, Hawaii 96813
                            Fax No.: (808) 523-1888

           If to Optionee:  Intrawest Corporation
                            200 Burrard Street, Suite 800
                            Vancouver, B.C. V6C 3L6
                            Attention:  Gary Raymond and Ross Meacher
                            Fax No.: (604) 669-0605

           With a copy to:  Jacobs Chase Frick Kleinkopf & Kelley, LLC
                            1050 17th Street, Suite 1500
                            Denver, CO 80265
                            Attention:  Steven Cohen, Esquire
                            Fax No.:  303-685-4869

     Any party hereto may, at any time by giving five days' written notice to the other party hereto, designate any other address in substitution of or in addition to the foregoing address to which such notice shall be given.

     25. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between NB 3 and Optionee relating to the transactions covered by this Agreement, and all prior and contemporaneous agreements, representations, negotiations, and understandings of NB 3 and Optionee, oral or written, related thereto are hereby superseded and merged herein. No agent, representative, salesman, or officer of either NB 3 or Optionee has any authority to make, or has made, any statements, agreements, or representations, either oral or in writing, express or implied, modifying, adding to, or changing the terms and conditions of this Agreement, and neither NB 3 nor Optionee has relied upon any representations not set forth in this Agreement. No dealings between NB 3 and Optionee or custom shall be permitted to contradict, add to, or modify the terms of this Agreement. No waiver or amendment of the provisions of this Agreement shall be effective unless in writing and signed by both NB 3 and Optionee. This Section 25 shall not be construed or interpreted as affecting the validity of any instrument executed by NB 3 and Optionee in the form of any of the exhibits attached to this Agreement, or as otherwise required to consummate the transaction as contemplated by this Agreement.

     26. SURVIVAL. Except for Sections 1, 2, 3, 5, 6, 7, 8, 9, and 11, which shall be merged into the Deed, all provisions of this Agreement shall survive Closing.

     27. NO WAIVER. No waiver by NB 3 or Optionee of a breach of any of the terms, covenants, or conditions of this Agreement by the other shall be construed or held to be a waiver of any succeeding or preceding breach of the same or any other term, covenant, or condition contained herein. No waiver of any default by NB 3 or Optionee hereunder shall be implied through any omission by the other to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect a default other than as specified in such waiver. The consent or approval by either NB 3 or Optionee to or of any act by the other requiring consent or approval shall not be deemed to waive or render unnecessary the consenting party's consent or approval to or of any subsequent similar acts by the other party.

     28. COUNTERPARTS. This Agreement may be executed in one or more counterparts. It shall be fully executed when each party whose signature is required has signed at least one counterpart even though no one counterpart contains the signature of all the parties. Each executed counterpart shall be deemed an original, but all of which together shall constitute one and the same Agreement.

     29. FACSIMILE SIGNATURES. NB 3 and Optionee agree that facsimile signatures on this Agreement and any addenda or other documents related to this Agreement shall be binding and effective for all purposes and treated in the same manner as physical signatures. Notwithstanding the foregoing, NB 3 and Optionee agree that they will promptly forward physically signed copies of this Agreement and such other documents to Escrow Agent. However, this Agreement and any other documents containing facsimile signatures shall remain binding and effective even if the original documents are not received by Escrow Agent. The parties understand that they are required to physically sign the Deed, the Lot 3 Unit Count Declaration, and any other document affecting an interest in real property, for recordation purposes.

     30. BROKERAGE. NB 3 and Optionee each represents to the other that each has not entered into any agreement, incurred any obligation, or knows of any facts which might result in an obligation from any party to pay a sales or brokerage commission or finder's fee in connection with the purchase and sale contemplated by this Agreement. Optionee agrees to and shall indemnify, defend, and hold harmless NB 3 and Amfac-Related Entities from and against any loss, liability, cost, claim, demand, damage, action, cause of action, and suit arising out of or in any manner relating to the employment, engagement or use by Optionee of any consultant, advisor, broker, or sales or marketing agent in connection with the purchase and sale contemplated by this Agreement. NB 3 agrees to and shall indemnify, defend, and hold harmless Optionee from and against any loss, liability, cost, claim, demand, damage, action, cause of action, and suit arising out of or in any manner relating to the employment, engagement or use by NB 3 or Amfac-Related Entities of any consultant, advisor, broker, or sales or marketing agent in connection with the purchase and sale contemplated by this Agreement. This Section 30 shall be binding on Optionee and NB 3 whether or not Closing occurs, and shall survive Closing.

     31. CONFIDENTIALITY. Optionee and NB 3 agree to maintain the confidentiality as to the terms and conditions of this Agreement, except such disclosures to attorneys, accountants, consultants, lenders, investors, and others as are reasonably required in order to consummate the transactions contemplated in this Agreement, or otherwise required by governmental authority or a court with appropriate jurisdiction. Optionee and NB 3 shall instruct their respective consultants, affiliates, professionals, lenders, and others engaged by them in connection with the transactions contemplated in this Agreement to abide by the confidentiality provisions of this Section 31. All information, studies, and reports relating to the Property obtained by Optionee, either by the observations and examinations of its agents and representatives or as disclosed to it by or through NB 3 that does not pertain to other property owned by Optionee, shall remain confidential, and if the transaction contemplated herein fails to close for any reason, all such information, reports, and studies obtained by Optionee from or through NB 3 shall be immediately returned by Optionee to NB 3, and all copies thereof destroyed, and Optionee shall make no further distributions, disclosures or other use of any such information, reports, and studies. All press releases and other publicity and public communications relating to this Agreement, and the method of release thereof, shall require prior approval of NB 3, which approval shall not be unreasonably withheld or delayed. This Section 31 shall be binding on Optionee and NB 3 whether or not Closing occurs, and shall survive Closing.

     32.   NO JOINT VENTURE.  It is hereby acknowledged by Optionee and
NB 3 that any relationship between them created hereby is not intended to be and shall not in any way be construed to be that of a partnership, joint venture, or principal and agent. It is hereby further acknowledged that any rights reserved herein by NB 3 with respect to the Property or any documents or matters related thereto is solely for the purpose of either securing NB 3's interest in this transaction or protecting NB 3's property interests and values. Any approvals or other action by NB 3 pursuant to this Agreement, or any document related thereto, is solely for NB 3's benefit, and no person or entity may rely upon NB 3's approvals or actions hereunder for any other purpose.

     33. FURTHER ASSURANCES. Each of the parties shall execute and deliver all additional papers, documents, and other assurances, and shall do all acts and things, reasonably necessary in connection with the performance of their respective obligations hereunder to carry out the intent of this Agreement.

     34. CAPTIONS. Captions given to various sections in this Agreement, and terms used for definition purposes herein, are for convenience and reference purposes only and are not intended to and shall not modify or affect the meaning, construction, or interpretation of any of the substantive provisions hereof.

     35. APPLICABLE LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Hawaii.

     36. USE OF KAANAPALI NAME. Purchaser acknowledges that the term and word. "Kaanapali" is a federally registered service mark of Seller or certain of the Amfac-Related Entities ("Service Mark Holder"). Purchaser shall not, without the prior written consent of the Service Mark Holder, which consent may be withheld or conditioned in the sole and absolute discretion of the Service Mark Holder, use the word "Kaanapali", or any trade name, trade mark, service mark, or logotype held or used by Seller or Amfac-Related Entities related thereto, in connection with the acquisition, ownership, use, development, or sale of the Property. At the Closing, Seller shall cause the Service Mark Holder to execute and deliver to Purchaser, and Purchaser shall execute and deliver to the Service Mark Holder, an agreement (the "Trade Name License Agreement"), in the form attached as EXHIBIT "11" to this Agreement or such other form as may be agreed in writing by NB 3 and Optionee prior to Optionee's delivery of the Notice of Exercise, pursuant to which the Service Mark Holder shall license to Purchaser the right to use, or otherwise agree with Purchaser as to use of, the word "Kaanapali" and the trade name "Kaanapali North Beach" for such purposes, and on such terms and conditions, as shall be set forth in the Trade Name License Agreement.

     37. NO RECORDATION. This Agreement shall not be recorded by NB 3 or Optionee, and any violation of this provision by Optionee shall, at the option of NB 3 to be exercised by written notice from NB 3 to Optionee, cause this Agreement to be null and void, except only as provisions hereof which, under the terms hereof, are to survive termination of this Agreement. Notwithstanding the foregoing, a short form memorandum of this Agreement (the "Memorandum of Lot 3 Option Agreement"), in the form attached hereto as EXHIBIT "12", will be recorded as an encumbrance on title to Lot 3; provided, however, that upon any termination of this Agreement, NB 3 and Optionee agree to promptly execute, acknowledge and record a cancellation of the Memorandum of Lot 3 Option Agreement effectively releasing and removing the Memorandum of Lot 3 Option Agreement from title to Lot 3.

     38. INCORPORATION OF EXHIBITS. Exhibits "1", "2", "3", "4", "5", "6", "7", "8", "9", "10", "11" and "12" to this Agreement are incorporated into this Agreement by this reference.

     NB 3 and Optionee have executed this Agreement as of the Effective
Date.



                            NB LOT 3, LLC, a Delaware limited liability company

                            By:   KLC Holding Corp.,
                                  a Delaware corporation
                                  Its Managing Member


                                  By:  /s/ Tamara G. Edwards
                                       ------------------------------
                                       Name:  TAMARA G. EDWARDS
                                       Title: SENIOR VICE PRESIDENT

                                                        NB 3




                            MAUI BEACH RESORT LIMITED PARTNERSHIP,
                            a Delaware limited partnership

                            By:   NORTHWEST MAUI CORPORATION,
                                  a Delaware corporation
                                  Its General Partner


                                  By:  /s/ Andrew Voysey
                                       ------------------------------
                                       Name:  ANDREW VOYSEY
                                       Title: President

                                                        Optionee

                                                   NB Lot 3, LLC

STATE OF HAWAII             )
                            ) SS.
CITY & COUNTY OF HONOLULU   )



     On AUG 4 2003, before me personally appeared TAMARA G. EDWARDS, to me personally known, who, being by me duly sworn or affirmed, did say that such person(s) executed the foregoing instrument as the free act and deed of such person(s), and if applicable, in the capacities shown, having been duly authorized to execute such instrument in such capacities.




                      /s/ Jauis G. Yee
                      ------------------------------
                      Notary Public, in and for said
                      County and State

                      Type or Print Name:  Jauis G. Yee
                      My Commission expires: [ illegible ]

                                                   NB Lot 3, LLC

PROVINCE OF BRITISH COLUMBIA)
                            ) SS.
CANADA                      )



     On JULY 31, 2003, before me personally appeared ANDREW VOYSEY, to me personally known, who, being by me duly sworn or affirmed, did say that such person(s) executed the foregoing instrument as the free act and deed of such person(s), and if applicable, in the capacities shown, having been duly authorized to execute such instrument in such capacities.



                      /s/ Phillip C. Marshall
                      ------------------------------
                      Notary Public, in and for said
                      Province
                      Type or Print Name:  Phillip C. Marshall
                      My commission does not expires: ________


PHILLIP C. MARSHALL
BARRISTER & SOLICITOR
SUITE 2300, 1055 DUNSMUIR ST.
P.O. BOX 49122, VANCOUVER, B.C. V7X 1J1
TELEPHONE (604) 683-6498

CANADA                      )
PROVINCE OF BRITISH COLUMBIA)
CITY OF VANCOUVER,          ) S.S.
CONSULATE GENERAL OF THE    )
UNITED STATES OF AMERICA    )


I, Christine Harold Aluyen, Consul of the United States of America, at Vancouver, in the Province of British Columbia, duly commissioned and qualified, do hereby certify that PHILLIP CHARLES MARSHALL, before whom the annexed document has been executed, was at the time he signed the annexed certificate a Notary Public at VANCOUVER, in the Province of British Columbia, Canada.





                            IN WITNESS WHEREOF I have here unto
[ AFFIXED SEAL ]            set my hand and affixed the Seal of the
                            Consulate General at Vancouver
                            on August 1, 2003.






                 /s/ Christine Harold Aluyen
                 --------------------------------------
                 Christine Harold Aluyen
                 Consul of the United States of America